EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of up to 2,123,547 shares of common stock of Northern Oil and Gas, Inc. (the “Company”) of our report dated March 4, 2011, with respect to the statements of operations, stockholders’ equity and cash flows of the Company for the year ended December 31, 2010, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Mantyla McReynolds LLC
Salt Lake City, Utah
May 31, 2013